EXHIBIT 99.1

Lightwave Logic Chairman/CEO Tom Zelibor Issues Progress Update to Shareholders

October 31, 2012 10:00 AM ET

Announces Completion of Optical Laboratory
Announces Outstanding Progress Toward Consistent and Reproducible Performance of the Company's Advance Organic Nonlinear Optical Polymers

NEWARK, Del., Oct. 31, 2012 /PRNewswire/ -- Tom Zelibor, CEO of Lightwave Logic, Inc. (OTC Bulletin Board: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, issued the following  progress update to shareholders:

Progress Update

It has been a couple months since the Shareholder meeting and I wanted to provide you with a brief outline on the progress we are making toward achieving the goals and objectives that were outlined at that meeting.

Before I do that, I want to thank all of you that contacted Jim and me to share your concerns about the well being of our people and our facilities in the aftermath of Hurricane Sandy.  I am happy that we did not sustain any damage and our people did not have any issues.  We did, however, have to stop work for a day due to travel restrictions imposed by the Governor of Delaware.  We are back at work now.

Material Consistency and Reproducibility

I am happy to report that we are making outstanding progress toward consistent and reproducible performance and scaling up of our materials.  Utilizing new analytical and preparative high performance liquid chromatography (HPLC) we have now been able to achieve greater than 98% purity of Perkinamine NRTM.  We have never before achieved this level of purity, which has impeded our ability to obtain the repeatability required for the commercialization of our materials.

We are now able to produce extremely pure crystals of our material, which has helped us ascertain the precise molecular structure of Perkinamine NRTM and enabled us to perform detailed X-ray studies.  We are in the finishing stages of completing structural analysis now and are working hard to accomplish the same with regular PerkinamineTM.  Even though this is very time-consuming due to the tedious nature of the work and the complex nature of our molecules, we are making excellent progress and are encouraged by our findings.

Optical Laboratory

In addition, I am pleased that we have completed the optical laboratory at our facility in Delaware Technology Park and have already begun internal material testing.  As I have previously emphasized, the ability to rapidly test our synthesized materials will accelerate our entire development effort.

We have done a fantastic job of acquiring the necessary equipment, setting up two testing protocols and calibrating the equipment.  We now have the internal capability to run both Teng Mann and Mach-Zehnder Interferometer testing on slides and devices coated with our materials.  I can't emphasize enough what a huge step this is for our Company.  Materials development is an iterative process and this internal capability greatly improves our turn-around time from materials development to testing.

Development Partners/Customers

With regard to testing of Perkinamine IndigoTM for the current project with the major microelectronics customer, we have been able to achieve excellent polymer thin-films required by this customer with the assistance of Dr. Alan Mickelson at the University of Colorado, Boulder.  These films are significantly thinner than we have ever made before.  We are presently working on achieving the chromophore (dye) loading and polling the materials on test substrates before we attempt to coat finished proprietary devices.  We are in constant communication with this customer and are moving in a deliberate manner to ensure successful results; we only get one try at coating the devices.

Celestech is still fully engaged in discussions with us for the production of an all-optical switch for use in their engagement with a classified client.  While this has been very slow to come to fruition, the delays here have not been due to issues on our part.  We are currently in the process of responding to a series of questions relating to their specific requirements.  Given the recently demonstrated femtosecond response rates verified by the Air Force Research Laboratories, we believe there is genuine interest in our materials for this project.

Potential Strategic Business Combination

We continue to make steady progress in our discussions with potential strategic partners and have narrowed our main focus on one particular opportunity.  Our due diligence effort has made us even more excited about potential synergies between our two companies. We are currently working to structure a framework that will be beneficial to both parties and more importantly to ensure long-term value to Lightwave Logic's shareholders.

Patents

We are happy to report that the United States Patent Office has issued U.S. Patent No. 8,269,004 on September 18, 2012entitled, Heterocyclical Anti-Aromatic Chromophore Architectures.  This patent is important as it protects the unique molecular structures that give our chromophores the thermal stability necessary to withstand CMOS processing temperatures without compromising electro-optical effects.

Conclusion

As you can see, there has been a great deal of activity at Lightwave Logic. The recent infrastructure investments and operational improvements have begun to accelerate our progress nearer to our goal of commercialization.  I am very happy with our current trajectory and I will continue to update as things develop.

Sincerely,
Tom Zelibor
Chairman and CEO
Lightwave Logic Inc.

"Powered by Lightwave Logic"
Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website,www.lightwavelogic.com for more information.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:
Steven Cordovano
Lightwave Logic
203-952-6373
steve@lightwavelogic.com